Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Getty Realty Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities*

Fees to Be Paid	Equity	Common Stock	457(c)(1)	3,450,000(2)	$34.29(3)	$118,300,500	0.00011020	$13,036.72

	Total Offering Amounts					$118,300,500		$13,036.72

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$13,036.72

(1)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-251977), filed with the Securities and Exchange Commission on January 8, 2021.

(2)	Assumes the exercise in full of the underwriters’ option to purchase up to an additional 450,000 shares of common stock.

(3)

Estimated solely for purposes of calculating the registration fee. In accordance with Rule 457(c) and Rule 457(r) under the Securities Act, the prices shown are based on the average of the high and low prices reported for the registrant’s common stock on the New York Stock Exchange on February 24, 2023.